Exhibit 10.1

Third Amendment To Amended and Restated Credit Agreement

By And Among

Escalade, Incorporated

And

Indian Industries, Inc.

And

The Other Loan Parties Hereto

And

The Lenders Party Hereto

And

JPMorgan Chase Bank, N.A.,
As Administrative Agent

Dated As Of December 14, 2020

Third Amendment To Amended and Restated

Credit Agreement

This Third Amendment To Amended and Restated Credit Agreement (this “Third Amendment”) is made as of the 14th day of December, 2020, by and among Escalade, Incorporated, Indian Industries, Inc., the Other Loan Parties hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). The parties hereto agree as follows:

W I T N E S S E T H:

Whereas, as of January 21, 2019, the parties hereto entered into a certain Amended and Restated Credit Agreement (as amended, the “Agreement”); and

Whereas, the parties desire to amend the Agreement to, among other things, increase the Revolving Commitment, extend the Revolving Credit Maturity Date, and to amend certain definitions and covenants, subject to and as provided in this Third Amendment;

Now, Therefore, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Agreement shall be, and it hereby is, amended as provided herein and the parties further agree as follows:

Article I

Definitions

Section 1.01 Defined Terms. Section 1.01 of the Agreement is hereby amended by substituting the following definitions in lieu of the like existing definitions:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

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“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Letter of Credit participation fees or Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below, based upon the Company’s Funded Debt to EBITDA Ratio as of the most recent determination date:

Funded Debt to EBITDA Ratio	Revolving Eurodollar Borrowing	ABR Revolving Borrowing	Letter of Credit Fee	Commitment Fee
Category 1 Greater than or equal to 2.50 to 1.0	2.25%	0.25%	2.25%	0.35%
Category 2 Greater than or equal to 1.50 to 1.0 but less than 2.50 to 1.0	2.00%	-0-	2.00%	0.35%
Category 3 Less than 1.50 to 1.0	1.75%	(0.25%)	1.75%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Funded Debt to EBITDA Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Funded Debt to EBITDA Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or at the request of the Lenders if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. On the Third Amendment Effective Date, the Applicable Rate shall be deemed to be in Category 3, and the Applicable Rate shall be determined beginning as of the end of the Fiscal Quarter following the Borrowers’ delivery of the annual financial statements delivered pursuant to Section 5.01 for the Fiscal Year ending December 31, 2020.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.

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“Availability” means (a) at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is greater than or equal to 1.75 to 1.00, an amount equal to (i) the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base minus (ii) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings), and (b) at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is less than 1.75 to 1.00, an amount equal to (i) the aggregate Revolving Commitments minus (ii) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies in all respects each of the following requirements:

(a)            such Acquisition is not a hostile or contested acquisition;

(b)           the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)           both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Administrative Agent has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

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(d)           as soon as available, but not less than thirty (30) days prior to such Acquisition, the Borrower Representative has provided the Administrative Agent (i)  notice of such Acquisition, (ii) a copy of all business and financial information reasonably requested by the Administrative Agent or the Lenders, including pro forma financial statements, balance sheets, statements of cash flow, and Revolving Loan Availability projections, and (iii) copies of the purchase or other acquisition agreement with respect to such Acquisition and all other material documents, instruments, and agreements with respect to such Acquisition;

(e)           promptly upon the closing of such Acquisition, the Borrower Representative has provided the Administrative Agent (i) evidence satisfactory to the Administrative Agent of the closing of such Acquisition, (ii)  copies of the fully executed purchase or other acquisition agreement with respect to such Acquisition and all other documents, instruments, and agreements with respect to such Acquisition; and (iii) in connection with an Acquisition of the Equity Interests of any Person, evidence that legal title to such Equity Interests is vested in a Loan Party, and in connection with an Acquisition of the assets of any Person, evidence that legal title to such assets is vested in a Loan Party;

(f)            without the prior written consent of the Required Lenders, the total Acquisition Consideration for such Acquisition does not exceed $30,000,000;

(g)           if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that such Person shall become a wholly-owned Subsidiary of a Borrower or any Loan Party and shall become a Loan Party pursuant to the terms of this Agreement;

(h)           if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or another Loan Party shall acquire such assets;

(i)            if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(j)            if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(k)           no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities or obligations (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, in the Administrative Agent’s Permitted Discretion, to have a Material Adverse Effect;

(l)             in connection with an Acquisition of the Equity Interests of any Person, all Liens on any assets of such Person shall be terminated unless the Required Lenders in their separate sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

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(m)          the Borrower Representative shall certify (and provide the Administrative Agent with pro forma calculations in form and substance reasonably satisfactory to the Administrative Agent) to the Administrative Agent that, after giving effect to the completion of such Acquisition, the Borrowers will be in compliance with the financial covenants in Section 6.12 on a pro forma basis which includes all Acquisition Consideration given in connection with such Acquisition, other than Equity Interests of such Borrower delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition;

(n)           all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.13 shall have been taken; and

(o)           the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within five (5) days following the consummation thereof.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitments is $75,000,000.

“Revolving Credit Maturity Date” means December 14, 2023 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

Section 1.01 Defined Terms. Section 1.01 of the Agreement is hereby further amended by adding the following new definitions to the Agreement:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Benchmark” means, initially, LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.

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“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)           the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)           the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)           the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)           for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)           the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

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(b)           the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)           for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)           in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

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(2)           in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)           in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower Representative pursuant to Section 2.14(c); or

(4)           in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(1)           a notification by the Administrative Agent to (or the request by the Borrower Representative to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)           the joint election by the Administrative Agent and the Borrower Representative to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBO Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

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“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower Representative of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.

“Third Amendment Effective Date” means December 14, 2020.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

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Section 1.05. Interest Rates; LIBOR Notification. Section 1.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Article II

The Credits

SECTION 2.01. Revolving Commitments. Section 2.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 2.01. Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10(a)) in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, (ii) at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is greater than or equal to 1.75 to 1.00, the Aggregate Revolving Exposure exceeding the lesser of (x) the aggregate Revolving Commitments and (y) the Borrowing Base, and (iii) at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is less than 1.75 to 1.00, the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

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SECTION 2.06. Letters of Credit. Section 2.06(b) of the Agreement is hereby amended by substituting the following new Section 2.06(b) in lieu of the existing Section 2.06(b):

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or fax (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $5,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment, (iii) at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is greater than or equal to 1.75 to 1.00, the Aggregate Revolving Exposure shall not exceed the lesser of the aggregate Revolving Commitments and the Borrowing Base, and (iv) at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is less than 1.75 to 1.00, the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

Third Amendment to Amended and Restated Credit Agreement	Page 12

SECTION 2.11. Prepayment of Loans. Section 2.11(b) of the Agreement is hereby amended by substituting the following new Section 2.11(b) in lieu of the existing Section 2.11(b):

(b)            At any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is greater than or equal to 1.75 to 1.00, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.06(j)).

SECTION 2.14.   Alternate Rate of Interest; Illegality. Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 2.14.          Alternate Rate of Interest; Illegality.

(a)      Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)        the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Third Amendment to Amended and Restated Credit Agreement	Page 13

(b)     Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(c)     Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower Representative a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

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(d)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)     The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f)      Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)     Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower Representative may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Third Amendment to Amended and Restated Credit Agreement	Page 15

Article V

Affirmative Covenants

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. Section 5.01 of the Agreement is hereby amended by substituting the following new Sections 5.01(e) and 5.01(f) in lieu of the existing Sections 5.01(e) and 5.01(f):

(e)   at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to this Section 5.01 is greater than or equal to 1.75 to 1.00, as soon as available but in any event within 30 days of the end of each Fiscal Month, and at such other times as may be requested by the Administrative Agent when this clause (e) is applicable, as of the Fiscal Month then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(f)   at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to this Section 5.01 is greater than or equal to 1.75 to 1.00, as soon as available but in any event within 30 days of the end of each Fiscal Month and at such other times as may be requested by the Administrative Agent when this clause (f) is applicable, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i)     a detailed aging of the Loan Parties’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)    a schedule detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrowers are deemed by the Administrative Agent to be appropriate; and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrowers and complaints and claims made against the Borrowers);

Third Amendment to Amended and Restated Credit Agreement	Page 16

(iii)   a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)   a reconciliation of the Loan Parties’ Accounts and Inventory between (A) the amounts shown in the Company’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date; and

(v)    a reconciliation of the loan balance per the Company’s general ledger to the loan balance under this Agreement;

Article VI

Negative Covenants

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. Section 6.08(a) of the Agreement is hereby amended by substituting the following new Section 6.08(a) in lieu of the existing Section 6.08(a):

(a)       No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or enter into any transaction that has a substantially similar effect or incur any obligation (contingent or otherwise) to do so, except (i) the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) so long as there exists no Event of Default, the Borrowers may, to the extent required by law, repurchase fractional shares of Borrowers’ Equity Interests up to an aggregate repurchase total for all fractional shares repurchased of $500,000, (iii) the Borrowers may issue its common stock pursuant to the Borrowers’ equity incentive plan existing on the Effective Date, (iv) so long as there exists no Event of Default, during the period beginning on the Third Amendment Effective Date and continuing to and including the Revolving Credit Maturity Date, the Borrowers may purchase shares of Borrowers’ Equity Interests up to an aggregate purchase total for all shares repurchased of $15,000,000; and (v) the Borrowers may declare and pay dividends so long as there exists no Event of Default.

Third Amendment to Amended and Restated Credit Agreement	Page 17

Article IX

Miscellaneous

SECTION 9.02. Waivers; Amendments. Section 9.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)      Subject to Section 2.14(b), (c) and (d) and Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.09(c) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) release any Loan Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrowers and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Third Amendment to Amended and Restated Credit Agreement	Page 18

Article XI

The Borrower Representative

SECTION 11.07. Reporting. Section 11.07 of the Agreement is hereby amended and restated in its entirety as follows:

Section 11.07.         Reporting. Each Borrower hereby agrees that at any time the Company’s Funded Debt to EBITDA Ratio determined as of the end of each Fiscal Quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 is greater than or equal to 1.75 to 1.00, such Borrower shall furnish promptly after each Fiscal Month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificate and Compliance Certificate required pursuant to the provisions of this Agreement.

Part II. Continuing Effect

Except as expressly modified herein:

(a)            All terms, conditions, representations, warranties and covenants contained in the Agreement shall remain the same and shall continue in full force and effect, interpreted, wherever possible, in a manner consistent with this Third Amendment; provided, however, in the event of any irreconcilable inconsistency, this Third Amendment shall control;

(b)            The representations and warranties contained in the Agreement shall survive this Third Amendment in their original form as continuing representations and warranties of Borrowers; and

(c)            Capitalized terms used in this Third Amendment, and not specifically herein defined, shall have the meanings ascribed to them in the Agreement.

In consideration hereof, each Borrower represents, warrants, covenants and agrees that:

(aa)          Each representation and warranty set forth in the Agreement, as hereby amended, remains true and correct as of the date hereof in all material respects, except to the extent that such representation and warranty is expressly intended to apply solely to an earlier date and except changes reflecting transactions permitted by the Agreement;

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(bb)         There currently exist no offsets, counterclaims or defenses to the performance of the Obligations (such offsets, counterclaims or defenses, if any, being hereby expressly waived);

(cc)          Except as expressly waived in this Third Amendment, there does not exist any Default or Event of Default; and

(dd)         After giving effect to this Third Amendment and any transactions contemplated hereby, no Default or Event of Default is or will be occasioned hereby or thereby.

Part III. Independent Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Third Amendment.

Part IV. Commitment Schedule

Subject to Part V hereof, the Agreement is hereby amended by substituting the Commitment Schedule attached hereto in lieu of the Commitment Schedule attached to the Agreement.

Part V. Conditions Precedent

Notwithstanding anything contained in this Third Amendment to the contrary, this Third Amendment shall not become effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:

(a)            The Administrative Agent shall have received counterparts of this Third Amendment, duly executed by the Administrative Agent, Borrowers, the Loan Guarantors and the Lenders;

(b)            The Administrative Agent shall have received a Replacement Revolving Note, duly executed by Borrowers;

(c)            The Administrative Agent shall have received a duly executed certificate of the Secretary of each Borrower (A) certifying as to the authorizing resolutions of such Borrower, and (B) certifying as complete and correct as to attached copies of its Articles of Incorporation and By-Laws or certifying that such Articles of Incorporation or By-Laws have not been amended (except as shown) since the previous delivery thereof to the Administrative Agent;

(d)            The Administrative Agent shall have received such documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(e)            Borrowers shall have paid to Administrative Agent a non-refundable upfront fee in the amount of $75,000; and

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(f)            All legal matters incident to this Third Amendment shall be reasonably satisfactory to the Administrative Agent and its counsel.

Part V. Expenses

The Borrowers agree to pay or reimburse the Administrative Agent for all reasonable expenses of the Administrative Agent (including, without limitation, reasonable attorneys’ fees) incurred in connection with this Third Amendment.

Part VI. Counterparts

This Third Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Third Amendment by telefacsimile or other electronic method of transmission shall have the same force and delivery of an original executed counterpart of this Third Amendment. Any party delivering an executed counterpart of this Third Amendment by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Third Amendment, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Third Amendment.

In Witness Whereof, the parties hereto have caused this Third Amendment to be executed by their respective officers duly authorized as of the date first above written.

[This Space Intentionally Left Blank]

Third Amendment to Amended and Restated Credit Agreement	Page 21

Signature Page Of

Escalade, Incorporated

To Third Amendment to Amended and Restated Credit Agreement

Escalade, Incorporated

By:	/s/ STEPHEN WAWRIN
Stephen Wawrin

Title:	Chief Financial Officer

Signature Page Of

Indian Industries, Inc.

To Third Amendment to Amended and Restated Credit Agreement

Indian Industries, Inc.

By:	/s/ STEPHEN WAWRIN
Stephen Wawrin

Title:	Chief Financial Officer

CONSENT AND REAFFIRMATION

Each of the undersigned Loan Guarantors hereby consents to the foregoing Third Amendment, and further agrees that the execution and delivery of such Third Amendment shall in no way affect, impair, discharge, relieve or release the obligations of the undersigned under its Loan Guaranty, which obligations are hereby ratified, confirmed and reaffirmed in all respects and shall continue in full force and effect, until all obligations of the Borrowers to the Lenders, the Issuing Bank and the Administrative Agent are fully, finally and irrevocably paid and performed. Each Loan Guarantor further acknowledges that the failure to consent to any subsequent amendment shall not affect the liability of such Loan Guarantor under its Loan Guaranty. Capitalized terms used herein and not defined have the meanings ascribed thereto in the Agreement.

BEAR ARCHERY, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

EIM COMPANY, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

ESCALADE INSURANCE, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

ESCALADE SPORTS PLAYGROUND, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

HARVARD SPORTS, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

SOP SERVICES, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

U.S. WEIGHT, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

WEDCOR HOLDINGS, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

GOALSETTER SYSTEMS, INC.

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

LIFELINE PRODUCTS, LLC

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

VICTORY MADE, LLC

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

VICTORY TAILGATE, LLC

By:	/s/ STEPHEN WAWRIN
Name:	Stephen Wawrin
Title:	Chief Financial Officer

Signature Page Of

JPMorgan Chase Bank, N.A.

To Third Amendment to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank

By	/s/ THOMAS W. HARRISON
	Name:	Thomas W. Harrison
	Title:	Executive Director

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Swingline Commitment
JPMorgan Chase Bank, N.A.	$75,000,000	zero (0)

Total	$75,000,000	$-0-